CERTIFICATE OF DESIGNATION
                                       of
                   SERIES B $3.00 CONVERTIBLE PREFERRED STOCK
                                       of
                              LMI ACQUISITION CORP.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


         LMI Acquisition Corp., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, it's Board of Directors (the "Board of Directors") has adopted the following resolution designating a series of its Preferred Stock, $.001 par value, as "Series B $3.00 Convertible Preferred Stock":

         WHEREAS, the Company's Certificate of Incorporation dated May 12, 1994, establishes the authorization of 5,000,000 shares of Preferred Stock, and empowers the Board of Directors to issue, from time to the time shares of Preferred Stock in series and to fix the number of shares in each series and the designations, powers, preferences and rights of such shares of Preferred Stock;

         WHEREAS, the Board of Directors deems it to be in the best interests of the Company to designate and establish the powers, preferences and rights of a series of Preferred Stock.

         NOW THEREFORE, be it:

         RESOLVED, that a series of the class of authorized Preferred Stock, $.001 par value, of the Company be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1.        Designation and Amount.

         The shares of such series shall be designated as the "Series B $3.00 Convertible Preferred Stock" (the "Series B $3.00 Convertible Preferred Stock") and the number of shares initially constituting such series shall be 1,200,000, which number may be decreased or increased by the Board of Directors without a vote of shareholders, subject to the overall limitations of the Company's Certificate of Incorporation.


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         Section 2.        Dividends and Distributions.

         The holders of record of the Series B $3.00 Convertible Preferred Stock shall be entitled to receive a cumulative dividend of ten (10%) percent per annum payable semi-annually on March 1, 1996 and September 1, 1996 and each March 1 and September 1 thereafter while the shares of Series B $3.00 Convertible Preferred Stock are outstanding.

         Section 3.        Voting Rights.

         Except as required by law, the holders of shares of Series B $3.00 Convertible Preferred Stock shall be entitled to one (1) vote per share of Series B $3.00 Convertible Preferred Stock.

         Section 4.        Liquidation, Dissolution or Winding Up.

         If the Company shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, the holders of Series B $3.00 Convertible Preferred Stock shall have a liquidation preference of $3.00 per share. The liquidation preference of the Series B $3.00 Convertible Preferred Stock is subordinated to the Company's Series A $4.00 Convertible Preferred Stock. Accordingly, no distribution shall be made to holders of Series B $3.00 Convertible Preferred Stock unless prior thereto, after payment to all creditors, holders of Series A $4.00 Convertible Stock have received the sum of $4.00 per share of Series A Convertible Preferred Stock. No distribution shall be made to the holders of the Company's Common Stock unless prior thereto, after payment to all creditors, holders of Series A $4.00 Convertible Preferred Stock receive the sum of $4.00 per share and holders of Series B $3.00 Convertible Preferred Stock have received the sum of $3.00 per share of Series B $3.00 Convertible Preferred Stock

         Section 5.        Conversion.

                  (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series B $3 00 Convertible Preferred Stock shall be convertible at anytime by the holder thereof in the manner hereinafter set forth into fully paid and nonassessable shares of the Company's Common Stock. Each share of Series B $3.00 Convertible Preferred Stock shall automatically be converted into one (1) share of the Company's Common Stock upon effectiveness of a Registration Statement, if any, filed with the Securities and Exchange Commission for the purposes of registering the Company's outstanding shares of Common Stock.

                  (b) The number of shares of the Company's Common Stock into which each share of Series B $3.00 Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

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                      (i) In case the Company shall at any time or from time to
time declare a dividend, or make a distribution, on its outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each case,

                          (A) the number of shares of Common Stock into which
each share of Series B $3.00 Convertible Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series B $3.00 Convertible Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                          (B) an adjustment made pursuant to this clause (i)
shall become effective (I) in the case of any such dividend or distribution undertaken by the Company, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination undertaken by the Company, at the close of business on the day upon which such corporate action becomes effective.

                      (ii) In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of its assets, liquidation or recapitalization of its Common Stock and excluding (X) any transaction to which clause (i) of this paragraph (b) applies, and (Y) a merger or consolidation in which the Company is the surviving corporation in which its previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which it is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series B $3.00 Convertible Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock of the Company is changed or exchanged times (B) the number of shares of Common Stock of the Company into which a share of Series B $3.00 Convertible Preferred Stock is convertible immediately prior to the consummation of such transaction.

                  (c) In case the Company shall be a party to a transaction described in subparagraph (b) (ii) above resulting in the change or exchange of its Common Stock then, from and after the date of announcement of the pendency of such subparagraph (b) (ii) transaction until the effective date thereof, each share of Series B $3.00 Convertible Preferred Stock may be converted, at the option of the holder thereof, into shares of Common Stock of the Company on the terms and conditions set forth in this Section 5, and if so converted during such period, such holder shall be entitled to receive such consideration in exchange for such holder's shares of Common

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Stock of the Company as if such holder had been the holder of such shares of
Common Stock of the Company as of the record date for such change or exchange of the Common Stock of the Company.

                  (d) Except with respect to the automatic conversion of the shares of Series B $3.00 Convertible Preferred Stock pursuant to paragraph 5(a) above, the holder of any shares of Series B $3.00 Convertible Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Company, a certificate or certificates representing the shares of Series B $3.00 Convertible Preferred Stock to be converted with the form of election to convert (the "Election to Convert") on the reverse side of the stock certificate completed and executed as indicated, thereby stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the Election to Convert shall specify a name or names other than that of such holder, it shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock of the Company, in such name or names. Other than such taxes, the Company will pay any and all taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock of the Company on conversion of Series B $3 00 Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of the Election to Convert and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B $3.00 Convertible Preferred Stock so converted shall be entitled and
(ii) if less than the full number of shares of Series B $3 00 Convertible Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the Effective Date or the date of giving of the Election to Convert and of such surrender of the certificate or certificates representing the shares of Series B $3.00 Convertible Preferred Stock to be converted, as applicable, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Company shall not be required to convert, and no surrender of shares of Series B $3.00 Convertible Preferred Stock shall be effective for that purpose, while the transfer books of the Company for the Common Stock are closed for any purpose (but not for any period in excess of 15 calendar days); but the surrender of shares of Series B $3.00 Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series B $3.00 Convertible Preferred Stock were surrendered, and at the conversion rate in effect at the date of such surrender.

                  (e) In connection with the conversion of any shares of Series B $3.00 Convertible Preferred Stock, at the election of the Company no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of

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such fractional interest in an amount equal to such fractional interest multiplied by the average of the high bid prices of its Common Stock as reported on NASDAQ or last sale prices if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System for a period of ten (10) consecutive trading days prior to the date such shares of Series B $3.00 Convertible Preferred Stock are deemed to have been converted.

                  (f) In computing the adjustment which a holder of Series B $3.00 Convertible Preferred Stock shall receive pursuant to paragraph (b) of this Section 5, the fact that shares of Series B $3.00 Convertible Preferred Stock may not be presently convertible shall be ignored and such computation shall be made as if such shares were presently convertible.

         Section 6.        Reports as to Adjustments.

         Whenever the number of shares of Common Stock into which each share of Series B $3.00 Convertible Preferred Stock is convertible is adjusted as provided in Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding shares of Series B $3.00 Convertible Preferred Stock at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of Common Stock into which the shares of Series B $3.00 Convertible Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B $3.00 Convertible Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

         Section 7.        Certain Definitions.

         For the purposes of the Certificate of Designation of Series B $3.00 Convertible Preferred Stock which embodies this resolution:

         "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the state in which the Transfer Agent is located are authorized or obligated by law or executive order to close.

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         "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series B $3.00 Convertible Preferred Stock to be duly executed by its Treasurer and attested to by its Secretary, this 18th day of March, 1996.

                                            LMI ACQUISITION CORP.


                                            By: /s/ Andrew Panzo
                                                -------------------------------
                                                Authorized Executive Officer

ATTEST:


By: /s/ David Alperin
    ------------------------
    Secretary, David Alperin